Exhibit 107

EX-FILING FEES

CALCULATION OF FILING FEE TABLES

SC TO-T

MAGNA HOLDINGS LTD.

(Name of Filing Person)

Table 1: Transaction Valuation

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	(1)	$22,000,000.00	0.0001381	$3,038.20
Fees Previously Paid		—		—
Total Transaction Valuation:				$22,000,000.00
Total Fees Due for Filing:				$3,038.20
Total Fees Previously Paid:				$0.00
Total Fee Offsets:				$0.00
Net Fee Due:				$3,038.20

Offering Note

(1) Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated by multiplying 20,000,000, the maximum number of ordinary shares, par value $0.0001 per share, of Yatra Online, Inc. sought in the offer, by $1.10, the purchase price per share. The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying the transaction valuation by 0.0001381, the filing fee rate in effect for fiscal year 2026.

Table 2: Fee Offset Claims and Sources

Not Applicable